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                                                                    EXHIBIT 11.1



ON ASSIGNMENT, INC.
STATEMENTS OF COMPUTATION OF NET EARNINGS PER
COMMON AND COMMON EQUIVALENT SHARES (UNAUDITED)
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
                                                                                        Three Months Ended March 31,
                                                                                -------------------------------------------
                                                                                        1997                       1996
                                                                                -----------------         -----------------
Net income used to compute primary and
     fully diluted earnings per share                                           $       1,630,000         $         858,000
                                                                                =================         =================

Weighted average number of shares outstanding                                           5,186,000                 5,057,000

Dilutive effect of stock options and warrants                                             244,000                   371,000
                                                                                -----------------         -----------------

Number of shares used to compute primary and fully
     diluted earnings per share                                                         5,430,000                 5,428,000
                                                                                =================         =================

Net earnings per share                                                          $            0.30         $            0.16
                                                                                =================         =================
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